Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Kai Sun	Mr. John Harmon
Vice President of Investor Relations	Sr. Account Manager, CCG Investor Relations
Tel: (408) 429-9345	Tel: +86-10-6561-6886 x807 (Beijing)
E-mail: info@tecgroup.cn	E-mail: john.harmon@ccgir.com
Kristin Knies, Senior Market Intelligence Executive
Phone: +1-646-833-3401 (New York)
E-mail: kristin.knies@ccgir.com

TEC Technology Announces Third-Quarter 2010
Results and Introduces Fourth-Quarter Guidance

Jingde, Anhui, China, November 16, 2010 – TEC Technology, Inc. (OTCBB: HGHN) (“TEC” or the “Company”), a leading supplier of power and communications transmission towers and related infrastructure products, announced unaudited financial results for the third quarter ended September 30, 2010.

Summary of Third-Quarter 2010 Results

  Revenues were $7.3 million in the third quarter of 2010, an 8.1% increase from $6.7 million in the third quarter of 2009
  Gross profit was $1.9 million in the third quarter of 2010, a 7.3% decrease from $2.1 million in the third quarter of 2009
  Net income was $0.9 million in the third quarter of 2010, a 33.7% decrease from $1.3 million in the third quarter of 2009
  Projected fiscal year 2010 revenue is estimated to be approximately $30.0 million and projected fiscal year 2010 net income is estimated to be approximately $6.0 million

“In the third quarter of 2010, we experienced a solid increase in revenue, as compared to the same period in 2009,” commented Mr. Chun Lu, TEC’s Chairman and Chief Executive Officer. “Our sales initiatives and marketing efforts in the third quarter of 2010 positioned us for continued growth as we expect a favorable fourth quarter and currently have a backlog of orders through April of next year.”

Financial Results for the Third Quarter of 2010

Revenues for the third quarter of 2010 were $7.3 million, representing a $0.5 million or 8.1% increase, compared to the third quarter of 2009. The period-over-period increase in revenue resulted from a 498% increase in sales revenue generated from higher sales volume of towers to customers in the power transmission industry. The increase in sales volume to power transmission industry customers during this quarter was offset by a 61% period-over-period decrease in sales revenue generated by sales to customers in the communications industry.

Gross profit decreased by 7.3% to $1.9 million, from $2.1 million in the year-ago quarter. Gross margin was 26.5% in the third quarter of 2010, compared to 30.9% in the same period last year. Gross profit and gross margin decreased primarily because the cost of raw materials used in our operations increased during the third quarter at a faster pace than the increase in the price of our products.

Selling, general and administrative expenses increased to $0.29 million, from $0.22 million in the year-ago quarter. The increase in expense was attributable to start up costs and compensation associated with the establishment and expansion of TEC’s sales team in Shenzhen, China, and expenses associated with being a public company.

The provision for income taxes totaled $0.15 million, compared to $0.45 million in the year-ago period. TEC has been qualified as a high-tech enterprise since January 2010 and as a result, its income tax rate has been reduced to 15%.

Net income was $0.87 million, or $0.03 per basic and diluted share, compared to $1.3 million, or $0.07 per basic and diluted share, in the year-ago quarter.

Financial Results for the Nine Months ended September 30, 2010

Revenues for the first nine months of 2010 were $21.9 million, representing an $8.7 million or 66.6% increase compared to the same period last year. The increase primarily resulted from a 133% increase in sales revenue generated from sales of towers to customers in the power transmission industry during the nine months ended September 30, 2010, as compared to the same period in 2009, and an 21% increase in revenue from sales of towers to customers in the communications industry during the nine months ended September 30, 2010, as compared to the same period in 2009.

Gross profit increased by 53.8% to $6.6 million from $4.3 million in the year-ago nine-month period, driven primarily by higher revenues. Gross margin was 30.1% in the first nine months of 2010, compared to 32.5% in the same period last year. The margin decrease was due to a combination of a slight decrease in tower prices during the nine month period ended September, 30, 2010 compared with the same period in 2009, and increased cost of goods sold mostly from work-in-progress orders that remained unshipped at the end of the third quarter of 2010.

Selling, general and administrative expenses increased to $2.1 million from $0.7 million in the year-ago quarter, which we believe was in line with our increased sales volume and which resulted from the establishment and expansion of TEC’s sales team in Shenzhen, China, and expenses associated with being a public company.

The provision for income taxes totaled $3.2 million, compared to $2.5 million in the year-ago nine-month period. TEC has been qualified as a high-tech enterprise since January 2010, and as a result, its income tax rate has been reduced to 15%.

Net income was $3.2 million, or $0.13 per basic and diluted share compared to $2.5 million, or $0.13 per basic and diluted share, in the year-ago nine-month period.

Financial Condition

Cash and cash equivalents were $0.23 million as of September 30, 2010, an increase of $0.07 million from $0.16 million as of December 31, 2009. The Company has $16.4 million in accounts receivables, $11.4 million of which are due within three months, and $3.9 million of which are due within three to six months. The Company had $11.6 million of short-term borrowings as of September 30, 2010, a decrease by $1.1 million from $12.7 million as of December 31, 2009. Shareholders’ equity was $8.9 million as of September 30, 2010, versus $5.5 million as of December 31, 2009, due to increased net income in the first nine months of 2010.

Cash flow from operations was $1.7 million in the nine months ended September 30, 2010, versus an outflow of $4.5 million in the nine months ended September 30, 2009. The change in net cash flow from operating activities from period-to-period was primarily attributable to a $3.2 million decrease in deposits and prepaid expenses, a $1.7 million decrease in other receivables, and a $2.1 million increase in other payables and accrued expense for the nine month period ended September 30, 2010, as compared to the same period in 2009.

Business Outlook

For the fourth quarter of 2010, we project revenue of approximately $12 million and net income of approximately $2.8 million. Our revenue projection for the current fiscal year is approximately $30.0 million and our projected net income for the current fiscal year is approximately $6.0 million.

Our diversified and multi-channel sales strategy has generated increased customer wins in both China and international emerging markets. Our backlog at the end of the third quarter of 2010 has reached to April of next year. “Looking at our current backlog and the effectiveness of our strategy to increase sales in both China and abroad in international markets, we believe our revenue and net income guidance for the remainder of this year is attainable and we are well positioned for a strong start in 2011.” concluded Mr. Lu.

About TEC

TEC Technology, Inc., founded in 2006, is a leader in the design, production and sale of transmission towers and related products used in high-voltage electric power transmission and wireless communications in fast-growing Chinese and international markets. The Company’s headquarters are located in Anhui Province in southeastern China, and its international sales network is located in the Shenzhen Special Economic Zone. TEC’s electric transmission towers currently support 35kV, 110kV, 220kV, and 500kV transmission lines. TEC’s wireless communication towers include single-tube towers, 4-strut towers and rooftop towers for 2G, 3G, and microwave networks. For more information, please visit: http://www.tectower.com

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of TEC Technology, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the general ability of the Company to achieve its commercial objectives, including the ability of the Company to fulfill its obligations under existing contracts, increase sales in domestic and international markets and meet its guidance for 2010 revenue and net income; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

- Financial Tables Follow -

TEC Technology, Inc
Consolidated Balance Sheets
(in U.S. Dollars)
(unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current Assets
Cash and equivalents	$233,365	$164,927
Accounts receivable, net of allowance for doubtful accounts	16,414,916	8,791,842
Inventory	8,025,464	7,066,787
Deposits and prepaid expenses	1,244,275	2,716,237
Other receivables	3,742,625	3,802,358
Taxes recoverable	11,225	4,889
Total current assets	29,671,870	22,547,040

Property, plant and equipment, net of accumulated depreciation	3,781,980	3,353,841
Land use rights, net of accumulated amortization	2,061,456	2,051,837
Construction in progress	36,959	--
Long-term accounts receivable, net of allowance for doubtful accounts	55,697	--

Total Assets	$35,607,962	$27,952,718

Liabilities and Shareholders' Equity

Current Liabilities
Accounts payable	$9,372,472	$5,012,224
Other payables and accrued expenses	5,207,080	3,251,687
Taxes payable	444,383	1,306,915
Customer deposits	32,588	113,867
Short-term borrowings	11,609,235	12,733,709
Total current liabilities	26,665,758	22,418,402

Commitments and contingencies	--	--
Total Liabilities	26,665,758	22,418,402

Shareholders' equity
Common stock	30,182	19,195
Additional paid-in capital	1,009,926	951,605
Retained earnings	7,521,814	4,235,616
Accumulated other comprehensive loss	380,282	327,900
Total Shareholders' Equity	8,942,204	5,534,316
Total Liabilities and Shareholders' Equity	$35,607,962	$27,952,718

TEC Technology, Inc
Consolidated Statements of Income and Other Comprehensive Income
(in U.S. Dollars, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$7,285,615	$6,736,629	$21,892,594	$13,144,149
Total cost of sales	5,355,307	4,655,139	15,313,202	8,866,788
Gross Profit	1,930,308	2,081,490	6,579,392	4,277,361

Selling and marketing expenses	(337,423)	(30,860)	(1,127,290)	(126,089)
General and administrative expenses	(293,389)	(224,525)	(938,337)	(581,233)
Income from operations	1,299,496	1,826,105	4,513,765	3,570,039

Government grant	10,798	43,920	190,215	106,930
Other income	--	12,631	13,695	41,969
Interest expense	(299,865)	(137,192)	(979,425)	(392,644)
Net other expenses	(289,067)	(80,641)	(775,515)	(243,745)
Net income before provision for
income taxes	1,010,429	1,745,464	3,738,250	3,326,294

Provision for income taxes	(151,535)	(450,585)	(538,396)	(847,396)
Net income	858,894	1,294,879	3,199,854	2,478,898

Foreign currency translation gain	12,462	(40,527)	(177,290)	(57,274)

Comprehensive income	871,356	1,254,352	3,022,564	2,421,624

Basic EPS	$0.03	$0.07	$0.13	$0.13
Diluted EPS	$0.03	$0.07	$0.13	$0.13

Basic shares outstanding	25,298,383	19,194,421	25,298,383	19,194,421
Diluted shares outstanding	25,298,383	19,194,421	25,298,383	19,194,421

TEC Technology, Inc
Consolidated Statements of Cash Flows
(in U.S. Dollars)
(unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash Flows from Operating Activities
Net Income	3,199,854	2,478,898

Adjustments to Net Income
Depreciation	207,350	105,510
Amortization of intangible assets	31,779	31,665

Changes in Operating Assets and Liabilities
Decrease (increase) in inventory	(958,677)	(2,155,676)
Decrease (increase) in deposits and prepaid expenses	1,471,962	(1,715,679)
Decrease (increase) in accounts receivable	(7,678,771)	(6,763,709)
Increase (decrease) in other receivables	59,733	(1,597,108)
Decrease (increase) in taxes recoverable	(6,336)	92,151
Increase (decrease) in taxes payable	(862,532)	400,893
Increase (decrease) in accounts payable	4,360,248	4,955,165
Decrease (increase) in customer deposits	(81,279)	(342,875)
Increase (decrease) in other payables and accrued expenses	1,955,393	(201,226)

Net cash provided by (used in) operating activities	1,698,724	(4,590,891)

Cash Flows from Investing Activities

Purchases of property and equipment	(622,961)	(382,679)
Payment for construction in progress	(36,959)	--
Purchases of land rights	--	(1,643,546)

Net cash used in investing activities	(659,920)	(2,026,225)

Cash Flows from Financing Activities

Common stock issued	10,987	--
Provision of short term borrowings	58,321	117,909
Proceeds from short-term borrowings	--	6,007,365
Repayment of short-term borrowings	(1,124,474)	--

Net cash (used in) provided by financing activities	(1,055,166)	6,125,274

Effect of exchange rate changes on cash and cash equivalents	84,800	(144,558)

Net increase in cash and cash equivalents	68,438	(576,400)
Cash and cash equivalents at beginning of period	164,927	704,854
Cash and cash equivalents at end of period	233,365	128,454

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